Exhibit 99.1

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES ANNOUNCES GARY BRYENTON
AND GARY NAY TO RETIRE FROM BOARD OF DIRECTORS

CHATTANOOGA, Tenn. (November 5, 2018) - CBL Properties (NYSE: CBL) today announced that Gary Bryenton and Gary Nay will retire from CBL’s Board of Directors, effective December 31, 2018.

“CBL has greatly benefited from the valuable insight, guidance and direction by these two outstanding members of the Board,” said Charles B. Lebovitz, Chairman of the Board. “Their advice and leadership has been extremely meaningful and contributed to the many achievements CBL has celebrated over the years. On behalf of the entire company and the Board, I would like to extend our deepest gratitude to both for their unwavering commitment to the success of the organization.”

Gary Bryenton, Senior Partner for Baker Hostetler, LLP, was appointed to CBL’s Board of Directors in 2001. During his 17-year tenure, he has also served as Chairman of the Nominating/Corporate Governance Committee and as a member of the Audit Committee.

Gary Nay, former head of Real Estate for Macy’s/Federated, has served as a Director since 2011. During this time, he has also served as a member of CBL’s Compensation Committee and as a member of the Nominating/Corporate Governance Committee.

In connection with the retirements, the size of the Board will be reduced to seven directors.

About CBL Properties
Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 114 properties totaling 71.9 million square feet across 26 states, including 73 high-quality enclosed, outlet and open-air retail centers and 12 properties managed for third parties. CBL continuously strengthens its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

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